UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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Alliance Semiconductor Corporation
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Filed by Alliance Semiconductor Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Alliance Semiconductor Corporation
Commission File No.: 000-22594
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR ANNOUNCES AGREEMENT TO SELL
VENTURE PORTFOLIO TO QTV CAPITAL
SANTA CLARA, Calif.—(BUSINESS WIRE)—December 1, 2006— Alliance Semiconductor Corporation today announced that it has signed an agreement with QTV Capital Limited for the sale of a portfolio of venture securities held by five Alliance investment partnerships. Under the terms of the agreement, QTV Capital has agreed to pay $123.6 million in cash for the limited partnership and general partnership interests in the five Alliance partnerships that collectively hold a number of private company investments. The transaction is subject to various standard closing conditions, including approval by Alliance’s stockholders. The parties will seek to complete the transaction as promptly as practicable, and expect the transaction to close by the end of the first calendar quarter of 2007. The transaction does not include the sale of Alliance’s interests held by Solar Venture Partners, LP. In addition, certain other minor investments held by the five partnerships are not being sold in the transaction.
Mel Keating, President and CEO of Alliance said, “This agreement represents a significant next step in our plan to return value for Alliance stockholders and follows on the sale of our operating businesses earlier this year. We continue to evaluate all available alternatives and do not currently have any plans for a distribution to stockholders upon the consummation of this transaction. We began investigating the sale of our venture investments in early 2006, and directed investment banking firm Needham & Company, LLC to assist us in this effort. This agreement represents the culmination of an extensive bidding process in which numerous parties expressed interest. We are grateful to Needham & Company for their assistance and believe that we have thoroughly explored available alternatives.”

QTV Capital is a successful venture capital fund located in Silicon Valley. QTV Capital’s financial partner in the transaction is Pantheon Ventures, Inc., a leading global private equity fund-of-funds manager. “We are pleased to be selected by the Alliance board for this purchase and look forward to adding our operational management experience to the Alliance portfolio companies, helping them produce the best outcome possible for their shareholders,” said Maury Domengeaux, Managing Director, QTV Capital.
Forward-Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “is expected,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will be,” “will continue,” “may,” “becoming,” “receiving” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for the Company or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the semiconductor and communications industries; the possibility of unsatisfied closing conditions related to announced transactions; our ability to sustain historical margins; increased competition; increased costs; increases in our cost of borrowings or unavailability of debt or equity capital on terms considered reasonable by management if the need for financing arises; litigation; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
Additional Information and Where to Find It
This communication may be deemed to be soliciting material in respect of the proposed transaction between Alliance Semiconductor and QTV Capital. In connection with the proposed transaction, Alliance Semiconductor will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF ALLIANCE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents filed with the SEC may be obtained free of charge at the SEC’s website at http:/www.sec.gov.
Alliance Semiconductor and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Alliance common stock in respect of the proposed transaction. Information about the directors and executive officers of Alliance Semiconductor is set forth in Alliance’s Annual Report on Form 10-K filed with the SEC on August 9, 2006, and additional information regarding their interests in the solicitation will be set forth in a proxy statement that will be filed by Alliance relating to the proposed transaction.
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer

408-855-4900
QTV Capital Limited, Saratoga, CA
Maury Domengeaux, Managing Director

408-865-0685